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                                                                     EXHIBIT 6.1

                              1ST CONSTITUTION BANK

                              AMENDED AND RESTATED
                       STOCK OPTION PLAN FOR KEY EMPLOYEES


         1. Purpose. The purpose of this plan (the "Plan) is to provide a continuing, long-term incentive for certain key employees of 1st Constitution Bank (the "Bank"), to exert their best efforts on behalf of the Bank; to attract to, and retain in, the employ of the Bank, the most qualified employees; and to further the identify of interests between such employees and the Bank's stockholders generally. It is the intention of the Board to have this plan qualify for tax treatment as an "Employee Incentive Plan" pursuant to Section 442 of the Internal Revenue Code.

         2. Shares Covered By Plan. The number of shares of stock which may be issued pursuant to options granted under the Plan shall not exceed Thirty Thousand (30,000) (subject to adjustment in accordance with Section 14) shares (the "Shares") of the Bank's authorized and unissued $5 par value common stock.

         3. Administration.

                  (a) The Plan shall be administered by a committee of Directors of the Bank (the "Committee") to be appointed from time to time by the Bank's Board of Directors and to consist of not less than three (3) members of the Board.

                  (b) Subject to the terms of the Plan, the Committee shall have full and final authority to determine the terms and conditions of the options, and to make such other determinations as may be necessary or appropriate for the administration of the Plan.

                  (c) The Committee shall select one of its members as the Chairman, and shall hold its meetings at such times and places as it shall deem advisable. A majority of its members shall constitute a quorum, and all determinations of the Committee shall be made by a majority of its members who are preset. No Committee member shall vote on any matter relating directly to an option for himself. Any decision or determination reduced to writing and signed by a majority of all of the members shall be fully as effective as if made by a majority vote at a meeting duly called and held. The Committee may appoint a Secretary, shall keep minutes of its meetings, and may make such rules and regulations for the conduct of its business and for the carrying out of the Plan as it shall deem appropriate.

                  (d) The Committee, subject to the provisions of the Plan, may prescribe rules and regulations for the administration of the Plan including the manner in which the options shall be exercised. The interpretation and construction by the committee of any provisions of the Plan and of the options granted thereunder shall be final and conclusive on all persons having any interest thereunder.
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         4. Eligible Participant. Key employees of the Bank shall be eligible to participate in the Plan. Determinations of which employees are "key employees," which key employees shall participate in the Plan and how many Shares each such participant shall be granted options to purchase, shall be made by the Committee in their sole discretion.

         5. Option Price. The purchase price under each option shall be 100% of the fair market value of the Bank's stock, but in no event less than the par value of the stock, as of the time of the grant of the option as determined by the Committee and/or the Board.

         6. Term of Options. Each option shall be fully exercisable within ten
(10) years from the date it is granted, after which it shall expire.

         7. Limitation on Transfer of Options. The options granted pursuant hereto shall not be transferable except by will or by the laws of descent and distribution and shall not be pledged, hypothecated or otherwise anticipated. During the lifetime of the person to whom the option is granted (the "Optionee"), only he or his guardian may exercise it.

         8. Exercise of Option. Each exercise of an option granted pursuant hereto, whether in whole or in part, shall be written notice to the Chairman of the Committee designating the number of Shares for which the option is exercised, and shall be accompanied by payment in full for the number of Shares so designated.

         9. Condition to Exercise of Option. In order to enable the Bank to comply with the Bank Officers and Employees Stock Option Plan Act (the "Act"), the Bank will, prior to the date of issuance of any Shares of stock pursuant to an option granted hereunder, file with the New Jersey Department of Banking, a copy of this Plan, together with such certificates as are required by the Act and shall not issue any such Shares of stock pending approval thereof by the Commissioner of Banking.

         10. Effect of Termination on Option. If the Optionee's employment is terminated, he (or, in the event of the Optionee's death, his estate) may at any time within not more than twelve (12) months after termination of his employment, exercise all or any part of his options notwithstanding any restrictions pursuant to Section 1l (a) below, provided that, in the event the Optionee's employment is terminated (a) due to the Optionee's conviction of an indictable crime, gross negligence or dependency on alcohol or other controlled substance which adversely affects his performance of his duties; or (b) by the Optionee, within the first three (3) years of his employment by the Bank, then the Optionee shall be entitled to exercise only those options, or portions thereof, which are already vested (pursuant to Section 11 (A) below) at the time of such termination. Thereafter, the options granted pursuant hereto shall terminate and no rights thereunder may be exercised.

         11. Limitations on Exercise of Option Rights.

                  (a) Each option shall vest in the Optionee, and may be exercised, twenty percent (20%) per year, commencing on the date the option is granted.

                  (b) An option granted under the Plan may not be exercised while there is outstanding any prior option granted to the Optionee, under the Plan or otherwise.

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                  (c) The minimum number of Shares with respect to which option rights may be exercised in part at any time shall be as determined by the Committee at the time the option is granted.

                  (d) Notwithstanding anything to the contrary contained herein, upon the merger of the Bank or upon the sale or exchange of all or substantially all of the stock or assets of the Bank, or upon the terms and conditions stated in Section 10 above, all options granted hereunder shall immediately become fully vested and exercisable.

         12. Amendments to the Plan. The Bank's Board of Directors may from time to time make such amendments to the Plan as it may deem proper and in the best interests of the Bank provided that:

                  (a) No amendment shall be made which (i) would impair, without the consent of the Optionee, any option theretofore granted under the Plan or deprive any Optionee of any shares of stock of the Bank which he may have acquired through or as a result of the Plan; or (ii) would withdraw the administration of the Plan from a Committee of Directors of the Bank meeting the qualifications set forth in Section 3(a) hereof

                  (b)  Any such amendment which would:

                           (i) Materially increase the benefits accruing to
participants under the Plan;

                           (ii) Materially increase the number of Shares which
may be issued under the Plan; or

                           (iii) Materially modify the requirements as to
eligibility for participation in the Plan;

shall be submitted to the stockholders of the Bank for their approval at the next annual or special meeting after adoption by the Board of Directors, and if approved by the stockholders of the Bank, then it shall be submitted to the Commissioner of Banking for her approval and, if such stockholder approval or Commissioner of Banking approval is not obtained, the amendment, together with any actions taken under the Plan on the necessary authority of such amendment, shall be null and void.

         13. Termination of Plan. The Plan may be terminated at any time by the Bank's Board of Directors except with respect to options then outstanding under the Plan.

         14. Adjustment in Shares Covered By PI. If any change is made in the stock subject to the Plan, or subject to any option granted under the Plan, through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination of Shares, rights offerings, change in the corporate structure of the Bank, or otherwise, appropriate adjustment shall be made as to the maximum number of Shares subject to the Plan, and the number of Shares and prices per Share of stock subject to outstanding options.

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         15. Rights of Optionee. No Optionee shall, by reason of any option granted pursuant hereto, have any voting or other rights attributable to stockholders, except as provided in Section 14 above.

         16. No Guarantee of Employment. Nothing contained herein or in any option granted pursuant hereto shall be construed as a guarantee of continued employment by the Bank. Except as expressly provided to the contrary, in writing, by agreement between the parties, the Bank's right to terminate the Optionee's employment by the Bank at will, with or without cause, shall remain absolute.

         17. Investment Purposes and Restrictions on Sale. All options under the Plan shall be granted on the condition that purchases of stock thereunder as to which no registration statement is in effect under the Securities Act of 1933, as amended ("Act") shall be for investment purposes in circumstances not involving a public offering and thereby exempt for the registration requirements of the Act by reason of Section 4(2) thereof. The exercise of an option shall automatically be representation to the Bank by the person exercising the option that the shares thereby being acquired are being acquired for investment purposes and not with a view to resale or distribution and that the shares will not be sold or transferred unless either (1) registered under the Act or (2) exempt from such registration in the opinion of counsel for the Bank. The Bank may require at the time of exercise such further evidence and assurances in this respect, and such restrictions on transfer of such shares, which shall include an appropriate legend on the stock certificates issued pursuant to the Plan, as the Committee or the Board of Directors deems appropriate.

         This plan was approved by a two-thirds vote of the Stockholders of 1st Constitution Bank at the Annual Meeting held on March 21, 1990 and amended by a vote of the holders of two-thirds of the capital stock entitled to vote at a Special Meeting of Stockholders held June 7, 1995.

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                      AMENDMENT TO 1ST CONSTITUTION BANK
                    AMENDED AND RESTATED STOCK OPTION PLAN
                              FOR KEY EMPLOYEES



         The current provisions of Section 3(a) are deleted and replaced with the following provisions effective as of July 1, 1999:

         (a) The Plan shall be administered by a committee of Directors of 1st Constitution Bancorp (the "Committee") to be appointed from time to time by 1st Constitution Bancorp's Board of Directors and to consist of not less than three
(3) members of the Board.

         The following new Section 18 is added to the Plan effective as of July 1, 1999:

         18. Previously Granted and New Options. The Committee shall not grant any further options under the Plan. As to options granted prior to July 1, 1999, a Participant shall no longer exercise the option to purchase Shares. For each Share that a Participant could purchase through exercise of a previously granted option, the Participant can now exercise the option to purchase one share of common stock of 1st Constitution Bancorp. All references in the Plan to actions to be taken by the Bank shall refer to actions to be taken by 1st Constitution Bancorp.


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